PROMISSORY NOTE

$2,495,000.00 August 23, 2024

FOR VALUE RECEIVED, GIPIA 1220 S Duff Avenue, LLC, a Delaware limited liability company (“Borrower”), promises to pay to the order of Valley National Bank, a national banking association (“Lender”), in the manner hereafter specified, the principal sum of Two Million Four Hundred Ninety-Five Thousand and No/100 Dollars ($2,495,000.00), together with interest as provided below. Principal and interest shall be paid in lawful money of the United States of America. The indebtedness evidenced by this Note is referenced hereunder as the “Loan”.

This Loan is made pursuant to that certain Loan Agreement of even date (the “Loan Agreement”). This Note is secured by mortgage liens and/or security interests, and those liens and security interests, as well as other terms related to the Loan, are evidenced by the Security Documents (as defined in the Loan Agreement).

For each Interest Payment Period (as defined herein), the principal amount of the indebtedness due under this Note from time to time shall accrue simple interest at a fixed annual rate equal to the SOFR Index plus the Margin (the greater of which shall be referred to herein as the “Interest Rate”).

For purposes of this Note, the following terms shall have the following meanings:

(A) “Business Day” shall mean any day which is not a Saturday, Sunday or legal holiday in the State of Florida, on which banks are open for business in Tampa, Florida.

(B) “Index Period” shall mean One (1) Month.

(C) “Interest Rate Period” shall mean a period equal to one month. The first Interest Rate Period hereunder shall be the period commencing on August 23, 2024, and ending on (but excluding) September 10, 2024. Thereafter, each Interest Rate Period shall commence on the 10th day of every calendar month immediately following the previous Interest Rate Period (the “Reset Date”). If any Interest Rate Period is scheduled to commence on a day that is not a Business Day, then such Interest Rate Period shall commence on the next succeeding Business Day (and the preceding Interest Rate Period shall continue up to, but shall not include, the first day of such Interest Rate Period). Each Interest Rate Period which commences before and would otherwise end after the Maturity Date shall end on the Maturity Date.

(D) “Margin” shall mean Two and One-Half Percent (2.50%).

(E) “SOFR Index” shall mean the Term SOFR Reference Rate (rounded upwards, at Lender’s option, to the next 100th of one percent) for the Index Period, in effect two (2) U.S. Government Securities Business Days prior to the date of this Note for the initial Interest Rate Period, and two (2) U.S. Government Securities Business Days prior

Loan Number 25016997

to the Reset Date thereafter; provided, however, that if at any time the SOFR Index is less than zero, such rate shall be deemed zero for the purposes of this Note and provided further that such floor of zero shall not be applicable for any portion of the Loan subject to a Hedge Agreement (as defined in the Loan Agreement) pursuant to which the Interest Rate is being swapped unless such Hedge Agreement has a floor in which case such floor shall be applicable during the period such floor is in effect under such Hedge Agreement.

(F) “Term SOFR Reference Rate” shall mean the forward-looking term rate based on the Secured Overnight Financing Rate (“SOFR”) that is published by the CME Group Benchmark Administration Limited (“CBA”) as selected or recommended by the Federal Reserve Bank of New York (“New York Fed”) and other relevant governmental bodies and the Alternate Reference Rate Committee. The Term SOFR Reference Rate is based on transactions in the SOFR derivatives markets, including SOFR futures and SOFR overnight index swaps transactions and is calculated in 1 month, 3 month, 6 month and 12 month yields. The Term SOFR Reference Rate is published daily as calculated by CBA for the New York Fed at approximately 6:00 am Eastern Time.

(G) “U.S. Government Securities Business Day” shall mean any day which is not a Saturday, Sunday, or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything herein to the contrary, in the event that (i) the SOFR Index is permanently or indefinitely unavailable or unascertainable, (ii) the SOFR Index ceases to be published, (iii) the SOFR Index is officially discontinued, (iv) the government authority having jurisdiction of Lender sets forth a specific date that the SOFR Index may no longer be available for determining interest rates, (v) the SOFR Index can no longer be lawfully relied upon in contracts, (vi) the SOFR Index does not accurately and fairly reflect the cost of making or maintaining the type of loans or advances evidenced by this Note, or (vii) Lender in its sole but reasonable judgment believes that the SOFR Index is no longer a widely recognized benchmark for the origination of loans and such circumstances are unlikely to be temporary, then all references to the Interest Rate herein will instead be to a replacement rate determined by Lender in its sole but reasonable judgment. If at any time such replacement rate is less than zero percent (0.00%), then the replacement rate shall be deemed to be zero percent (0.00%) plus any spread adjustment for purposes of calculating the Interest Rate. Lender will provide reasonable notice to Borrower of such replacement rate, which will be effective on the date of the earliest event set forth in clauses (i)-(vii) of this paragraph. If there is any ambiguity as to the date of occurrence of any such event, Lender’s judgment will be dispositive.

Borrower shall make monthly payments of accrued interest at the Interest Rate on the outstanding principal balance of the Loan, plus principal in the amounts and on the dates set forth on Exhibit A attached hereto and made a part hereof by this reference. On September 10, 2029 (the “Maturity Date”), all accrued and unpaid interest and outstanding principal shall be paid in full. All payments due under this Note shall be paid to Lender at Post Office Box 953, Wayne, New Jersey 07474-0953, or at such other place as Lender may hereafter designate.

Daily interest under this Note shall be computed on the basis of a 360-day year for the actual number of days elapsed. Any payment hereunder shall be applied first to accrued and unpaid interest, second to principal and the balance, if any, to unpaid fees.

Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the Loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Except for the foregoing, Borrower may pay without penalty all or a portion of the amount owed under this Note earlier than it is due; provided, however, that Borrower shall, at the time of such prepayment, also pay all accrued and outstanding interest due hereunder. In the event of such prepayment, Borrower shall remain responsible for any and all termination costs under any outstanding Hedge Agreements. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments hereunder. Rather, early payments will reduce the principal balance due under this Note. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse” or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to Valley National Bank, 180 Fountain Parkway N, Suite 200, St. Petersburg, Florida 33716.

In addition to any rights of Lender under the Loan Agreement and Security Documents, Lender, upon the occurrence of and during the continuation of an Event of Default (as defined in the Loan Agreement), may set off against the Loan any debt or claim owed by Lender in any capacity to each maker, endorser, accommodation party, guarantor or other obligor under this Note, whether or not due, and upon and during the continuation of such Event of Default the set off shall automatically occur, with record entries to evidence the same made after occurrence of the automatic set off. Additionally, Borrower hereby grants Lender a security interest in all property of Borrower, whether tangible or intangible, which presently or in the future is in the possession of Lender.

Time is of the essence of this Note. Upon the occurrence of and during the continuation of an Event of Default (as defined in the Loan Agreement), Lender may, at Lender’s option and without notice (Borrower hereby expressly waives notice of default), accelerate this Note and declare the entire principal sum immediately due and payable, together with accrued interest and fees. If any Borrower or any endorser, accommodation party, guarantor, or other obligor under this Note becomes insolvent or bankrupt, or if any Borrower is dissolved, then Lender may immediately, at Lender’s option and without notice (Borrower hereby expressly waives notice of default), accelerate this Note and declare the entire remaining principal sum immediately due and payable, together with accrued interest and fees. In addition, the entire principal amount, plus accrued interest, shall be due and payable at the time of any transfer, sale, assignment or other type of disposition of, or at the time of any attachment of any encumbrance, lien or charge against, any portion of the property referenced in the Security Documents, unless Lender consents to the transfer or lien.

Upon the occurrence of and during the continuation of an Event of Default (as defined in the Loan Agreement), each party liable for the payment hereof, as maker, endorser, guarantor, or otherwise, shall pay Lender, in addition to the sums stated above, reasonable attorney’s fees, which shall include attorney’s fees for trial, appellate, bankruptcy, reorganization, and other proceedings, together with all other reasonable collection costs incurred, whether or not suit is brought. After maturity or default, this Note, and any judgment entered on account of this Note, shall bear interest at the highest rate permitted under then applicable law, whether now or hereafter in effect.

No delay or omission on the part of Lender in exercising any rights hereunder shall operate as a waiver of such right or of any other right under this Note.

So long as Lender has not exercised its right to accelerate as provided hereunder, in the event any periodic payment required under this Note is not received by Lender within ten (10) days of the date when the payment is due, Borrower shall pay Lender a late fee equal to the greater of (a) $25.00 and (b) five percent (5%) of the unpaid portion of the late payment. In the event that any payment is dishonored, Borrower shall pay Lender a dishonored item fee equal to $36.00. The parties agree that such fees are fair and reasonable charges for late payment and dishonored items, respectively, and shall not be deemed a penalty. Failure to exercise this option shall not constitute a waiver of the right to exercise the option in the event of any subsequent default.

Nothing contained herein, nor in any instrument or transaction related hereto, shall be construed or shall operate to require Borrower, or any person liable for payment of the Loan, to pay interest at a rate greater than the highest rate permissible under applicable law. Should any interest paid by Borrower, or paid by any parties liable for the payment of the Loan, result in interest in excess of the highest rate permissible under applicable law, whether now or hereafter in effect, then any and all such excess shall be automatically credited against and paid in reduction of the principal balance, and any portion of said excess which exceeds the principal balance shall be paid by Lender hereof to Borrower and any parties liable for the payment of the Loan.

Each person liable hereon whether as maker, endorser, guarantor or otherwise waives presentment, demand and protest, and waives notice of protest, notice of dishonor and any other notice. Each maker or endorser expressly consents to any and all extensions, modifications and renewals, in whole or in part, including but not limited to changes in payment schedules and interest rates, and to all delays in time of payment or other performance which Lender may grant or permit at any time and from time to time, and to additions to, releases, reductions or exchanges of or substitutions for any collateral without limitation and without any notice to or further consent of any maker, endorser, guarantor, accommodation party or any other person.

This Note may be assigned by the Lender. Written notice of such an assignment shall be given to Borrower and in the event of such an assignment, the assignee shall succeed to all of Lender’s rights hereunder, as well as its duties, responsibilities and obligations.

For and in consideration of the funding of this Loan by Lender, Borrower hereby agrees to cooperate or to re-execute any and all loan documentation deemed necessary or desirable in the Lender’s discretion, in order to correct or to adjust for any clerical errors or omissions contained in any document executed in connection with this Loan.

Whenever used herein, the terms “Lender” and “Borrower” shall be construed in the singular or plural as the context may require or admit.

BORROWER AND LENDER EACH HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS NOTE OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, OR ANY OTHER DOCUMENT EXECUTED IN CONJUNCTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE LOAN EVIDENCED BY THIS NOTE.

[SIGNATURE ON FOLLOWING PAGE]

[Signature Page to Promissory Note]

Borrower has executed this Note as of the date first written above.

GIPIA 1220 S Duff Avenue, LLC, a Delaware limited liability company By: /s/David Sobelman David E. Sobelman, its President

This Note was executed by Borrower and delivered to Lender outside the State of Florida and is not secured by a mortgage against Florida real estate; accordingly, no Florida Documentary Stamp Tax is payable hereon.

EXHIBIT A

(Payment Schedule)

SEE ATTACHED